Exhibit 4.2

KRATON CORPORATION
2019 EQUITY INDUCEMENT PLAN

1.
Plan. This Kraton Corporation 2019 Equity Inducement Plan (this “Plan”) was adopted by the Company and is reserved for persons to whom the Company may issue securities without stockholder approval as a material inducement to the person entering into employment with the Company or its Subsidiaries pursuant to Listing Rule 303A.08 of the New York Stock Exchange (“NYSE”).

2.
Objectives. This Plan is designed to promote the interests of the Company and its stockholders by providing an incentive to attract and reward employees performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company.

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means the grant, by the Company pursuant to this Plan, of any Option, SAR, or Stock Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of this Plan.
“Award Agreement” means any agreement (in writing or electronic) issued for and on behalf of the Company setting forth, in writing, the terms, conditions and limitations applicable to an Award.
“Board” means the Board of Directors of the Company.
“Change in Control” means the occurrence of any of the following:
(i)Change in the Ownership of the Company. Any Person, acquires ownership of securities of the Company that, together with securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the securities of the Company.

(ii)Change in the Effective Control of the Company. The date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of securities of the Company possessing 30% or more of the total voting power of the securities of the Company; or the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iii)Change in the Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of such corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Exhibit 4.2

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred with respect to an Award that is subject to Code Section 409A unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other committee consisting of a majority of Independent Directors as is designated by the Board to administer this Plan.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” means Kraton Corporation, a Delaware corporation, and any successor thereto.
“Dividend Equivalents” means an amount equal to dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record on a like number of shares of Common Stock.
“Effective Date” means March 26, 2019, the date this Plan was approved by the Board.
“Employee” means an employee of the Company or any of its Subsidiaries or an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the six months immediately following the making of an Award to such individual.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” of a share of Common Stock means, as of a particular date:
(i)if shares of Common Stock are listed on a national securities exchange, the average of the high and low sales prices per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;

(ii)if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system;

(iii)if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose; or

(iv)if none of the above are applicable, the Fair Market Value of a share of Common Stock as determined in good faith by the Committee.

“Independent Director” means a member of the Board who is not also an Employee of the Company or any Subsidiary and who meets the applicable independence requirements of the NYSE.
“Maximum Share Limitation” shall have the meaning ascribed to such term in Section 5(a) hereof.
“Option” means a right, granted by the Company pursuant to this Plan, to purchase a specified number of shares of Common Stock at a specified price, and is not intended to comply with the requirements set forth in Code Section 422.
“Participant” means an Employee to whom an Award has been made under this Plan.

Exhibit 4.2

“Performance Award” means a Stock Award to a Participant which Award is subject to the attainment of one or more Performance Goals, including both long-term and annual Performance Awards.
“Performance Goal” means a standard established by the Committee, the satisfaction of which shall determine in whole or in part whether a Performance Award shall be earned.
“Person” means any individual, corporation, partnership, “group” (as such term is used in Rule 13d‑5 under the Exchange Act), association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder.
“Plan” means this Kraton Corporation 2019 Equity Inducement Plan, as it may be amended from time to time.
“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.
“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.
“SAR” means a right, granted by the Company pursuant to this Plan, to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.
“Section 409A” means Code Section 409A, and related regulations and Treasury pronouncements.
“Stock Award” means an Award, granted by the Company pursuant to this Plan, in the form of shares of Common Stock or units denominated in shares of Common Stock, and includes Restricted Stock and Restricted Stock Units, but does not include Options or SARs.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4.
Eligibility. Awards may be granted only to persons who meet the requirements under the inducement award exception from the NYSE rules requiring shareholder approval for the issuance of equity-based compensation, which limits Awards to persons who, in connection with an offer of employment, are offered an Award as a material inducement to become Employees, and such persons: (a) have not previously served as Employees or non-employee directors of the Company or any Subsidiary (including persons who become Employees in connection with a merger or acquisition); or (b) have experienced a bona fide period of interruption of employment with the Company or any Subsidiary.

Exhibit 4.2

5.	Common Stock Available for Awards; Plan and Award Limitations.

(a)
Common Stock Available Under this Plan. Subject to the provisions of the immediately following subsection (b), the maximum number of shares of Common Stock that may be subject to Awards under this Plan is 150,000 shares (the “Maximum Share Limitation”).

(b)
Share Counting. Each Award shall be counted against the Maximum Share Limitation as one share of Common Stock. The number of shares of Common Stock that are the subject of Awards under this Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an Award, and the Maximum Share Limitation shall be increased by the same amount as such Shares were counted against the Maximum Share Limitation. Notwithstanding the foregoing, Awards granted pursuant to an Award Agreement specifying that such Award will be settled in cash shall not be counted against the limit set forth in Section 5(a).

(c)	Reserved.

(d)	Reserved.

(e)	Adjustments. The limitations set forth in this Section 4 are subject to adjustment in accordance with Section 15 hereof.

(f)
Other Actions. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate. The Board, the Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6.	Administration.

(a)
Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Section 6(c) and Section 18 hereof, the Committee may, in its discretion, provide for (i) the extension of the exercisability of an Award, (ii) in the event of a Participant’s death, disability or retirement (in the case of disability and retirement, unless otherwise specified in the relevant grant agreement, as determined in accordance with the applicable policies and procedures of the Company as in effect from time to time) or in the event of a termination of employment by the Company without “Cause” or by the Participant with “Good Reason” (as such terms are defined in an Award Agreement, employment agreement or the Company’s Executive Severance Plan): (A) the acceleration of the date on which any such Award becomes vested or exercisable, as the case may be, (B) the elimination of (or lesser restrictions on) any restrictions contained in an Award, (C) the waiver of any restriction or other provision of this Plan or an Award or (iii) amendment or modification of an Award in any manner that is (A) not materially adverse to the Participant to whom such Award was granted, (B) consented to by such Participant or (C) authorized by Section 15(c) hereof; provided, however, that no such action shall permit the term

Exhibit 4.2

of any Option or SAR to be greater than ten years from the applicable grant date. For avoidance of doubt, in the event of a Change in Control without a subsequent termination of employment, the Committee’s discretion with respect to Awards shall be subject to Section 15(c), rather than this Section 6(a). The Committee may approve the grant of an Award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the six months following the date the Award is made, with the effectiveness of such Award being subject to the individual’s actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b)
Indemnity. No member of the Board or the Committee shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c)
Prohibition on Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split‑up, spin‑off, combination, or exchange of shares), the terms of outstanding Options and SARs may not be amended to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

7.	Reserved.

8.
Awards. The Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement in such form as the Committee determines, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change in Control, and shall be issued for and on behalf of the Company. Awards may consist of those listed in this Section 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including this Plan of any acquired entity; provided that, except as contemplated in Section 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR, respectively, with a higher exercise price nor may the exercise price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

Exhibit 4.2

(a)
Option. An Award may be in the form of an Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which such Options become exercisable, shall be determined by the Committee. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, except as otherwise determined by the Committee and subject to such conditions and limitations as the Committee may determine.

(b)
Stock Appreciation Right. An Award may be in the form of a SAR. The strike price for a SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of a SAR shall not exceed ten years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which such SARs become exercisable, shall be determined by the Committee. As of the date of grant of a SAR, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in Common Stock, or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.

(c)
Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below.

(d)	Reserved.

(e)
Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified in this Plan. The Committee shall set Performance Goals in its discretion which, depending on the extent to which such Performance Goals are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

9.	Reserved.

10.	Award Payment; Dividends and Dividend Equivalents.

(a)
General. Payment of Awards may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether such shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

Exhibit 4.2

(b)
Dividends, Dividend Equivalents and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award (other than Options and SARs) consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish; provided that no such dividends or Dividend Equivalents shall be paid with respect to unvested Performance Awards. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments, dividends or Dividend Equivalents.

(c)	Reserved.

11.
Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise involving a broker or dealer approved by the Committee or net-exercise both pursuant to procedures approved by the Committee). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section 11.

12.
Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.
Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.

Exhibit 4.2

14.
Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void.

15.	Adjustments.

(a)
The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)
In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the exercise or other price in respect of such Awards, and (iii) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (2) the exercise or other price in respect of such Awards, (3) the appropriate Fair Market Value and other price determinations for such Awards, and (4) the number of shares of Common Stock available under this Plan for Options and Stock Awards, to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c)
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall (i) if available pursuant to the terms of the transaction, provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Code Section 424(a) applies, or (ii), to the extent that Awards cannot be substituted or assumed pursuant to subsection (i) above: (A) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, (B) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (C) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share as of such date over the per‑share exercise price for such Option (for the

Exhibit 4.2

avoidance of doubt, if such exercise price is less than such Fair Market Value, the Option may be canceled for no consideration), or (D) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation.

(d)
No adjustment authorized by this Section 15 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.

16.
Restrictions. No Common Stock or other form of payment shall be issued or made with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance or other payment will be in compliance with all applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17.
Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18.	Section 409A.

(a)
Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to avoid imposition of the additional tax, including that any Award subject to 409A held by a specified employee that is settled upon termination of employment (for reasons other than death) shall be delayed in payment until the expiration of six months, and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. Awards made under this Plan are intended to comply with or be exempt from Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A.

(b)
Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. If the Committee determines that a Restricted Stock Unit Award is intended to

Exhibit 4.2

be subject to Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

(c)
If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation Section 1.409A‑1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.

19.
Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20.
Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to revoke an offer of employment, terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

21.
Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.

22.
Usage. Words used in this Plan in the singular shall include the plural and vice versa, and words of one gender shall be construed to include the other gender and the neuter, in each case as the context requires.

23.	Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

24.
No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

25.
Participants Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which affiliates and Subsidiaries shall be covered by this Plan;

(b)	Determine which Employees outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 25 by the Committee shall be attached to the Plan document as appendices; and

Exhibit 4.2

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

26.
Effective Date. This Plan, as approved by the Board on March 26, 2019, shall be effective as of the Effective Date. This Plan shall continue in effect until earlier terminated by action of the Board, and no further Awards may be granted under this Plan after the termination of the Plan, except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.